Exhibit 99.1
Essent Group Ltd. Enters Into $200 Million Revolving Credit Facility
HAMILTON, BERMUDA – April 21, 2016 – Essent Group Ltd. (NYSE: ESNT) announced today that on April 19, 2016, it entered into a three-year, $200 million revolving credit facility (the “Facility”). Borrowings under the Facility may be used for working capital and general corporate purposes, including, without limitation, capital contributions to Essent’s insurance and reinsurance subsidiaries.
“This credit facility enhances our financial flexibility as we continue to grow our company,” said Mark Casale, Chairman and Chief Executive Officer. “Furthermore, we are very pleased with the terms of the credit facility, which we believe are reflective of Essent’s strong financial profile.”
Borrowings under the Facility will accrue interest at a floating rate tied to a standard short-term borrowing index, selected at the company’s option, plus an applicable margin. On the closing date, the minimum interest rate for any borrowings would have been 1-Month LIBOR plus 2.0%. Additional details related to the terms and conditions of the Facility are included in the credit agreement, which will be filed with the Securities Exchange Commission as an exhibit to a Current Report on Form 8-K. The obligations under the Facility are secured by certain assets of Essent Group Ltd., excluding the stock and assets of its insurance and reinsurance subsidiaries. As of the date of this announcement, no amounts have been borrowed under the Facility.
J.P. Morgan and Merrill Lynch, Pierce, Fenner & Smith Incorporated acted as joint lead arrangers and joint book runners.
About the Company
Essent Group Ltd. (NYSE: ESNT) is a Bermuda-based holding company (collectively with its subsidiaries, “Essent”) which, through its wholly-owned subsidiary Essent Guaranty, Inc., offers private mortgage insurance for single-family mortgage loans in the United States. Essent provides private capital to mitigate mortgage credit risk, allowing lenders to make additional mortgage financing available to prospective homeowners. Headquartered in Radnor, Pennsylvania, Essent Guaranty, Inc. is licensed to write mortgage insurance in all 50 states and the District of Columbia, and is approved by Fannie Mae and Freddie Mac. Essent also offers mortgage-related insurance and reinsurance through its Bermuda-based subsidiary, Essent Reinsurance Ltd. Additional information regarding Essent may be found at www.essentgroup.com and www.essent.us.
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